Exhibit 10.3

EMPLOYMENT AGREEMENT

between

FANNIE MAE

and

J. TIMOTHY HOWARD

As Amended on June 30, 2004

-ii-

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is between FANNIE MAE (the “Corporation”) and J. TIMOTHY HOWARD (“Employee”).

     WHEREAS, the Corporation and Employee are parties to an employment agreement dated as of July 1, 2003, which terminates on June 30, 2004 (the “Existing Agreement”);

     WHEREAS, under the termination provisions of the Existing Agreement, which were approved by OFHEO, Employee is contractually entitled to certain compensation and benefits if, among other circumstances, Employee’s employment is not extended; and

     WHEREAS, Employee has successfully discharged his responsibilities under the Existing Agreement and has earned certain vested amounts, as described in his Existing Agreement, over the course of his employment;

     NOW, THEREFORE, the Corporation and Employee agree as follows:

ARTICLE 1

DEFINITIONS

     The following terms shall have the meanings set forth below:

     Section Section 1.1. Agreement Term means the period of time beginning on the Effective Date and ending on June 30, 2007 or such later date as may be agreed to pursuant to Section 2.1.

     Section 1.2. Annual Incentive Plan means the Federal National Mortgage Association Annual Incentive Plan as from time to time amended and in effect, or any successor plan.

     Section 1.3. Award Period is defined in the Stock Compensation Plan.

     Section 1.4. Base Salary means the dollar amount of Employee’s annual base compensation as determined by the Board.

     Section 1.5. Board means the Board of Directors of the Corporation, acting without the participation of the Vice Chairmen of the Board of Directors.

     Section 1.6. Cause is defined in Section 4.1(b).

     Section 1.7. Compete means directly or indirectly to manage, operate, control, participate in the ownership, management, operation or control of, be connected as an officer, employee, partner, director, consultant or otherwise with, or have any financial interest in, (i) any business if a substantial part of such business involves originating, purchasing, selling, servicing or otherwise dealing in the residential mortgage market (provided, that Employee shall not be deemed, directly or indirectly, to Compete solely by virtue of Employee’s employment by a business that engages in transactions in the residential mortgage market so long as Employee himself does not participate directly in the residential mortgage business), (ii) Freddie Mac, or (iii) any part of the Federal Home Loan Bank System (including any one of the Federal Home Loan Banks or the Federal Home Loan Banks Office of Finance). Employee shall not be deemed to Compete solely by reason of ownership, for personal investment purposes only, of less than 2% of the voting interests of any business.

     Section 1.8. Corporation means Fannie Mae.

     Section 1.9. Effective Date means July 1, 2004, subject, however, to the provisions of Section 6.15 (“Regulatory Approval”).

     Section 1.10. Employee means J. Timothy Howard.

     Section 1.11. Employment means Employee’s employment by the Corporation under this Agreement.

     Section 1.12. Executive Pension Plan means the Executive Pension Plan of the Federal National Mortgage Association as from time to time amended and in effect, or any successor plan.

     Section 1.13. Existing Agreement is defined in the preamble to this Agreement.

     Section 1.14. Failure to Extend means notification of Employee by the Corporation that it does not desire to extend the Agreement Term (or the term of any successor agreement) or that it desires to do so only on terms in the aggregate that are materially less favorable to Employee than those applicable to Employee at the time of said notice. If the Corporation notifies Employee that it desires to extend the Agreement Term (or the term of any successor agreement) on terms that are in the aggregate substantially similar to or more favorable than those applicable to Employee at the time of said notice, any nonextension shall not be deemed to be a Failure to Extend.

     Section 1.15. Good Reason means (a) a material reduction by the Corporation of Employee’s authority or a material change in Employee’s functions, duties or responsibilities that in any material way would cause Employee’s position to become less important, (b) a reduction in Employee’s Base Salary, (c) a requirement by the Corporation that Employee relocate his office outside of the Washington, D.C. area, or (d) a breach by the Corporation of any material obligation of the Corporation under this Agreement, unless, within 30 days of the written notice given by Employee and specifying a circumstance constituting Good Reason, the Corporation eliminates such circumstance.

     Section 1.16. OFHEO means the Office of Federal Housing Enterprise Oversight.

     Section 1.17. Option is defined in the Stock Compensation Plan.

     Section 1.18. Performance Share Award is defined in the Stock Compensation Plan.

     Section 1.19. Qualifying Termination means Termination of Employment (i) by the Corporation without Cause, (ii) by Employee for Good Reason, (iii) upon expiration of the Agreement Term (or the term of any successor agreement) if there has been a Failure to Extend, (iv) by reason of Employee’s acceptance of an appointment to a senior position in the U.S. Federal Government, (v) by reason of Serious Illness or Disability or (vi) by reason of Employee’s death.

     Section 1.20. Restricted Stock is defined in the Stock Compensation Plan.

     Section 1.21. Serious Illness or Disability means a serious physical or mental illness or disability which, in the reasonable determination of the Board, prevents Employee from performing his duties under this Agreement for a period of at least six months in any twelve-month period.

     Section 1.22. Stock Compensation Plan means either or both, as the context requires, of the Fannie Mae Stock Compensation Plan of 1993 and the Fannie Mae Stock Compensation Plan of 2003, in each case as from time to time amended and in effect, or any successor plan.

     Section 1.23. Surviving Spouse is defined in the Executive Pension Plan.

     Section 1.24. Termination of Employment means the cessation of Employment for any reason.

ARTICLE 2

PERIOD OF EMPLOYMENT AND DUTIES

     Section 2.1. Period of Employment. The Corporation shall continue to employ Employee, and Employee shall continue to serve, as Vice Chairman of the Corporation’s Board of Directors and Chief Financial Officer of the Corporation, upon the terms and conditions of this Agreement, for the period July 1, 2004 through the last day of the Agreement Term unless there is an earlier Termination of Employment. The Agreement Term may be extended by mutual written agreement of the parties entered into at any time prior to the date the Agreement Term would otherwise expire.

     Section 2.2. Duties. Employee shall serve the Corporation under this Agreement as Vice Chairman of the Corporation’s Board of Directors and as Chief Financial Officer. Employee shall devote his full business time and attention to the Corporation and shall faithfully and diligently perform such duties for the Corporation as may be determined from time to time by the Chairman of the Board of Directors, provided that such duties are reasonable and customary for a corporate vice chairman and chief financial officer. Employee shall be subject to the Corporation’s standards of conduct and similar policies and procedures applicable generally to members of the Board of Directors or to the Corporation’s executive officers, as the case may be. Employee may (a) serve on corporate, civic or charitable boards or committees or (b) manage personal investments, so long as such activities do not materially interfere with the performance of his responsibilities under this Agreement and so long as such activities comply with the aforementioned standards, policies and procedures of the Corporation. During his Employment, Employee shall be nominated for election to the Corporation’s Board of Directors and shall be identified as a nominee recommended for election by the Board, at each annual meeting of the stockholders of the Corporation.

ARTICLE 3

COMPENSATION AND BENEFITS

     Section 3.1. Base Salary. During Employee’s Employment, the Corporation shall pay to Employee Base Salary of not less than his base salary at June 30, 2004. The Board shall from time to time review Employee’s Base Salary and may increase (but in no event decrease) such Base Salary by such amounts as it deems proper. Section 3.2. Benefits.

     (a) Executive Pension Plan. The parties acknowledge that the Corporation has previously designated Employee as a participant in the Executive Pension Plan. Employee’s “Pension Goal” under the Executive Pension Plan shall at all times be equal to at least 50% of his “High-Three Total Compensation,” as those terms are defined in the Executive Pension Plan. The Corporation may amend the Executive Pension Plan from time to time; provided, however, that no such amendment shall decrease Employee’s Pension Goal or the vested benefits to which Employee or his Surviving Spouse, if any, would have been entitled under such Plan, as modified in this Agreement, as in effect on the Effective Date or, if benefits are improved, as of the date of such improvement.

     (b) Options. Employee shall be considered for grants of Options consistent with the compensation philosophy of the Corporation set forth in the charter of the Compensation Committee of the Board.

     (c) Annual Incentive Plan. Employee shall be considered for a potential award under the Annual Incentive Plan for each year during Employment consistent with the compensation philosophy of the Corporation set forth in the charter of the Compensation Committee of the Board.

     (d) Performance Share Awards. Employee shall be considered for grants of Performance Share Awards consistent with the compensation philosophy of the Corporation set forth in the charter of the Compensation Committee of the Board.

     (e) Restricted Stock. Employee shall be considered for grants of Restricted Stock consistent with the compensation philosophy of the Corporation set forth in the charter of the Compensation Committee of the Board.

     (f) Life Insurance and Death Benefits. Employee shall receive life insurance benefits consistent with the Corporation’s life insurance policies and programs as from time to time in effect.

     (g) Other Benefits. The Corporation shall provide Employee with the following additional benefits during Employment:

     (i) The Corporation shall pay or reimburse Employee for reasonable expenses incurred by Employee in obtaining tax and investment assistance and advice, up to $25,000 per calendar year.

     (ii) The Corporation shall pay or reimburse the legal expenses incurred by Employee in connection with the negotiation of this Agreement.

     (iii) The Corporation shall provide Employee with access to a car and driver for transportation relating to the Corporation’s business purposes.

     (iv) The Corporation shall pay or reimburse Employee for actual expenses incurred by Employee for a complete annual physical examination at a medical facility of his choice.

     (h) General Rights Under Benefit Plans.

     (i) Employee shall at all times during the Employment Term be entitled to participate in all long- or short-term bonus, stock option, restricted stock, and other executive compensation plans, and in all perquisite programs and disability, retirement, stock purchase, thrift and savings, health, medical, life insurance, expense reimbursement and similar plans of the Corporation which are from time to time in effect and in which other senior officers of the Corporation generally are entitled to participate. Except as otherwise provided in this Agreement, Employee’s participation in such plans and programs shall be in accordance with the provisions of such plans and programs applicable from time to time, it being the intent of the parties hereto that nothing in this Agreement shall decrease the rights and benefits of Employee under any such plans and programs as may be in effect from time to time. Employee’s rights as a participant under any compensation, benefit or fringe benefit plan or arrangement of the Corporation that is from time to time in effect and in which other senior officers of the Corporation generally are entitled to participate shall be subject to this Agreement and modified to the extent expressly provided herein, but except as so modified shall be determined under the applicable provisions of such plans and programs, including, without limitation, the provisions thereof applicable to retirement; provided, that all such plans and programs and this Agreement shall be construed and administered to avoid any duplication of benefits under any such plan or program and this Agreement.

     (ii) Except as specifically set forth in this Agreement, or as specifically permitted by the terms of any such plan or program, no right or benefit under any such plan or program shall become vested or exercisable after Termination of Employment.

ARTICLE 4

TERMINATION OF EMPLOYMENT

     Section 4.1. Termination of Employment By the Corporation.

     (a) Without Cause. The Corporation shall have the right to terminate Employee’s Employment without Cause at any time for any reason in the Corporation’s sole discretion by giving at least 90 days’ prior written notice to Employee.

     (b) For Cause. The Corporation may terminate Employee’s Employment for Cause. For purposes of this Agreement, termination for “Cause” shall have the meaning set forth at Section 4.1(b)(i) below, and Employee’s Employment shall not be treated as having been terminated for Cause unless such termination is accomplished in accordance with Section 4.1(b)(ii) below.

     (i) For purposes of this Agreement, Employee shall be treated as having been terminated for “Cause” only if Employee has (A) been convicted of, or pleaded nolo contendere with respect to, a felony, or (B) participated personally in an act of fraud in the discharge of his duties under this Agreement that demonstrably discredits the Corporation and that cannot be cured, or (C) continued for 30 days following written notice from the Corporation to engage in activities that are not contemplated or permitted by this Agreement and that involve a material conflict of interest with Employee’s duties and responsibilities under this Agreement, or (D) continued for 30 days following written notice from the Corporation to fail substantially to perform the material duties of his office (other than as a result of total or partial incapacity due to physical or mental illness or disability), or (E) failed to cure, within 30 days following written notice from the Corporation, any material breach of the material terms of this Agreement or of any written noncompetition, nondisclosure or nonsolicitation policy or agreement to which

Employee is at the time subject or by which he is at the time bound. The Corporation’s written notice to Employee referred to in (C), (D) and (E) above will not be deemed to have been given unless it identifies with particularity the asserted basis or bases for a for-Cause termination and requests, with specific reference to this Section 4.1(b)(i), that it or they be corrected or cured.

     (ii) The Corporation by written notice may terminate Employee’s employment for Cause at any time following the occurrence of an event described in Section 4.1(b)(i)(A) above. Within 10 days following the occurrence of an act described in Section 4.1(b)(i)(B) above, or following the end of the 30-day correction or cure period described in any of Section 4.1(b)(i)(C), (D) or (E) above, if the basis or bases asserted by the Board for a for-Cause termination thereunder have not been corrected or cured, the Board shall give written notice to Employee setting forth with particularity the asserted basis or bases for a for-Cause termination and giving Employee a reasonable opportunity, including reasonable access to information and documents, to appear with counsel before the Board to contest the asserted basis or bases for such termination. Employee shall not be treated as having been terminated for Cause unless, following such opportunity to contest the basis or bases for termination, the Board determines in writing by the affirmative vote of a majority of its members that the asserted basis or bases for termination exist under Section 4.1(b)(i)(B) through (E), as applicable, above and that Employee is therefore terminated for Cause. During the pendency of any process described in the immediately preceding sentence, the Corporation may transfer some or all of Employee’s duties and responsibilities to one or more other persons, but until Employee’s employment is terminated in accordance with the preceding provisions of this Section 4.1(b)(ii) he shall continue during the Agreement Term to be entitled to all the remuneration and employee benefits to which he would otherwise be entitled as an active employee under this Agreement. In any proceeding before the Board described in this Section 4.1(b)(ii), where Employee’s good faith in the performance of his duties is in question, such good faith shall be presumed unless the preponderance of the evidence indicates otherwise.

     (c) By Reason of Serious Illness or Disability. In the event of Employee’s Serious Illness or Disability during Employment, the Corporation may terminate Employee’s Employment by giving Employee at least 60 days’ advance written notice specifying the date of termination. If, on or before the date of termination specified in such notice, Employee recovers and is again able to perform his duties hereunder, such notice shall be void, and Employee’s Employment shall not be terminated thereby.

     Section 4.2. Termination of Employment By Employee.

     (a) For Good Reason, etc. Employee shall have the right to terminate his Employment for Good Reason, unless the Corporation prior to such termination shall have cured the asserted basis for the Good Reason claim, by giving not less than 30 days’ prior written notice to the Corporation, which notice must be given within six calendar months after the event giving rise to the Good Reason. Employee shall also have the right to terminate his Employment at any time by written notice to the Corporation in the circumstances described in Section 1.19(iv).

     (b) Other Than For Good Reason. Employee shall have the right to terminate his Employment at any time for any reason other than as described in Section 4.2(a) above in his sole discretion by giving not less than 90 days’ prior written notice to the Corporation, which notice may not be given after the Corporation has provided a written notice of termination to

     Employee under Section 4.1(b). Upon receipt of any such notice from Employee, the Corporation shall have the option, exercisable by giving Employee written notice within 30 days of such receipt, to designate any date (not earlier than 30 days after the date of Employee’s notice) as the date on which Employee’s Employment shall cease. The effective date of the Termination of Employment hereunder shall be the date so designated by the Corporation if earlier than the date specified by Employee. In no event shall the Termination of Employment by the Corporation without Cause, by Employee as described in Section 4.2(a) or by reason of a Failure to Extend be deemed to be a Termination of Employment by Employee pursuant to this Section 4.2(b).

     Section 4.3. Other Termination of Employment. Employee’s Employment shall also terminate on Employee’s death.

     Section 4.4. Resignation as Member of the Board of Directors. A Termination of Employment shall constitute, unless otherwise requested by the Board, Employee’s resignation as a member of the Corporation’s Board of Directors, effective on the date of the Termination of Employment.

ARTICLE 5

COMPENSATION AND BENEFITS FOLLOWING TERMINATION OF EMPLOYMENT

     Section 5.1. Voluntary Termination Pursuant to Section 4.2(b). If the Termination of Employment is a voluntary termination pursuant to Section 4.2(b), Employee shall be entitled to payment of all accrued but unpaid Base Salary amounts.

     Section 5.2. Termination for Cause. In the event of a Termination of Employment for Cause, Employee shall be entitled to payment of all accrued but unpaid Base Salary amounts.

Any award made on or after the Effective Date under the Annual Incentive Plan that is outstanding at the time of the Termination of Employment, and all awards, if any, of Options, Performance Share Awards, and/or Restricted Stock that were made on or after the Effective Date and that are outstanding at the time of the Termination of Employment shall be forfeited or canceled without payment.

     Section 5.3. Qualifying Termination (Other Than by Reason Of Death). If there is a Qualifying Termination (other than by reason of Employee’s death), Employee shall be entitled to prompt payment of all accrued but unpaid Base Salary amounts and all amounts payable (but unpaid) under the Annual Incentive Plan with respect to any year ended on or prior to the Qualifying Termination, plus the following:

     (a) Continuation of Base Salary. Unless such Qualifying Termination shall have been by reason of a Qualifying Termination described in Section 1.19(iv):

     (i) The Corporation shall pay to Employee in cash, on the normal payroll schedule applicable to his Base Salary, cash compensation at an annual rate equal to his Base Salary as in effect at the time of the Qualifying Termination. Such cash compensation shall continue to be paid until the later of the expiration of the Agreement Term or the first anniversary of the date of the Qualifying Termination; provided, that if the Qualifying Termination is by reason of a Failure to Extend, such cash compensation shall continue to be paid following the date of the Termination of Employment only until the first anniversary of the date of notification by the Corporation constituting the Failure to Extend. The Corporation may accelerate the payment of any portion or all of any amount payable under this Section 5.3(a)(i).

     (ii) Notwithstanding (i) above, if Employee obtains other employment (including self-employment, but excluding service on boards of directors) following his Termination of Employment hereunder, any income received by Employee from such employment shall reduce, on a dollar-for-dollar basis (but not below zero), the Corporation’s obligation to pay cash compensation to Employee pursuant to this Section 5.3(a). If the Corporation has already paid any cash compensation under Section 5.3(a)(i) to which an offset would otherwise have applied, Employee shall promptly reimburse the Corporation the amount of such compensation. In the event of a Qualifying Termination by reason of Serious Illness or Disability, if Employee becomes entitled to and receives disability benefits under any disability payment plan, including disability insurance, the amount of cash compensation otherwise payable by the Corporation to Employee pursuant to Section 5.3(a) shall be paid at a rate equal to the excess of (A) the rate at which such cash compensation would otherwise be paid over (B) the disability benefits for which Employee is eligible under such plan or insurance to the extent those benefits are attributable to premium payments made by the Corporation.

     (b) Annual Incentive Plan. Except in the case of a Qualifying Termination by reason of a Failure to Extend and except as hereinafter provided, the Corporation shall pay to Employee at the time of payment of awards to other participants in the Annual Incentive Plan for the year in which the Qualifying Termination occurs (even if Employee is not employed by the Corporation on the last day of such year) a prorated amount equal to (i) the award that would have been payable to Employee for such year had he remained in Employment, based on actual results for such year, multiplied by (ii) a fraction, the numerator of which is the number of days of Employment during such year and the denominator of which is 365. In the case of a Qualifying

Termination described in Section 1.19(iv), the Corporation shall promptly accelerate the payment of the prorated Annual Incentive Plan payment described in this Section 5.3(b). In the case of any other Qualifying Termination subject to this Section 5.3, the Corporation in its discretion may accelerate the payment of any portion or all of such prorated Annual Incentive Plan payment. In any case where payment under this Section 5.3(b) is accelerated, the amount determined under clause (i) above shall be the award that the Board determines Employee would have received for the year in which the Qualifying Termination occurs based on the Board’s determination of the likelihood of the Corporation’s achievement of targets for such year.

     (c) Performance Share Awards. Notwithstanding any provision of the Stock Compensation Plan to the contrary, in the case of any Qualifying Termination, the Corporation shall deliver to Employee all amounts payable (but unpaid) under any Performance Share Award with respect to an Award Cycle that had ended as of the date of the Termination of Employment plus, with respect to each Performance Share Award then held by Employee as to which at least 18 months of the related Award Period has elapsed as of the date of the Termination of Employment, after the end of such Award Period, the product of (i) the award that would have been payable to Employee for such Award Period had he remained in Employment, based on actual results for such Award Period, and (ii) a fraction, the numerator of which is the number of days of Employment in such Award Period and the denominator of which is the total number of days in such Award Period. In the case of a Qualifying Termination described in Section 1.19(iv), the Corporation shall promptly accelerate the payment of all prorated Performance Share Award payments described in this Section 5.3(c). In the case of any other Qualifying Termination subject to this Section 5.3, the Corporation in its discretion may accelerate the payment of any portion or all of any such payments. In any case where payment under this Section 5.3(c) is accelerated, the amount determined under clause (i) above shall be the award that the Board determines Employee would have received for the Award Period in which the Qualifying Termination occurs based on the Board’s determination of the likelihood of the Corporation’s achievement of targets for such Award Period.

     (d) Restricted Stock. All Restricted Stock granted to Employee after July 1, 2003 shall continue to vest on the same basis as if Employee had remained employed through June 30, 2007.

     (e) Medical and Dental Coverage. In the case of a Qualifying Termination by reason of a termination by the Corporation without Cause or by Employee for Good Reason, to the extent permitted under the Corporation’s medical and dental plans the Corporation shall continue the medical and dental coverage elected by Employee for Employee and Employee’s spouse and dependents (but in the case of employee’s dependents only for so long as they remain dependents or until age 21 if later), without premium payments by Employee, until the end of the Agreement Term. If, for any reason, it is not possible for Employee, Employee’s spouse or the other eligible dependents of Employee to participate in medical and dental coverage pursuant to the immediately preceding sentence, the Corporation shall make arrangements to provide comparable coverage.

     Section 5.4. Termination of Employment By Reason of Death. If there is a Termination of Employment by reason of Employee’s death, then in addition to the payment to Employee’s estate of Employee’s accrued but unpaid Base Salary:

     (a) Annual Incentive Plan. The Corporation shall pay to Employee’s designated beneficiary or, if none, to Employee’s estate, as soon as is practicable after the date of Employee’s death, all amounts payable (but unpaid) under the Annual Incentive Plan with respect to any year ended on or prior to death plus, for the year of death, a prorated amount equal to (i) the award that the Board determines Employee (had he lived) would have received for the year in which his death occurs based on the Board’s determination of the likelihood of the Corporation’s achievement of targets for such year, multiplied by (ii) a fraction, the numerator of which is the number of days of Employment during such year prior to his death and the denominator of which is 365.

     (b) Performance Share Awards. The Corporation shall pay to Employee’s designated beneficiary or, if none, to Employee’s estate, as soon as is practicable after the date of Employee’s death, all amounts payable (but unpaid) under any Performance Share Award with respect to an Award Cycle that had ended on or prior to the date of death, plus an amount with respect to Performance Share Awards made for each Award Period that had not ended prior to the date of death and as to which at least 18 months had elapsed prior to the date of death equal to the award that the Board determines Employee (had he lived) would have received for the Award Period in which his death occurs based on the Board’s determination of the likelihood of the Corporation’s achievement of targets for such Award Period, multiplied by a fraction, the numerator of which is the number of days in the Award Period that had elapsed prior to Employee’s death and the denominator of which is the total number of days in the Award Period.

     (c) Restricted Stock. All Restricted Stock granted to Employee after July 1, 2003 shall continue to vest on the same basis as if Employee had remained employed through June 30, 2007.

ARTICLE 6

MISCELLANEOUS

     Section 6.1. Noncompetition.

     (a) Following Termination of Employment for any reason other than for Cause or by reason of a voluntary termination by Employee pursuant to Section 4.2(b), during the period from the date of the Termination of Employment to the later of the last day of the Agreement Term or the first anniversary of the date of the Termination of Employment Employee shall not, directly or indirectly, (i) Compete in the United States, (ii) solicit any officer or employee of the Corporation or any of its affiliates to engage in any conduct prohibited hereby for Employee or to terminate any existing relationship with the Corporation or such affiliate or (iii) assist any other person to engage in any activity in any manner prohibited hereby to Employee. Following Termination of Employment for Cause or by reason of a voluntary termination by Employee pursuant to Section 4.2(b), Employee shall not, directly or indirectly, engage in any of the activities described in (i), (ii) or (iii) of the immediately preceding sentence during the one-year period following the date of the Termination of Employment. In any case where Employee is contemplating an activity described in Section 6.1(a)(i) above, other than an activity described in Section 1.7(ii) or (iii) or an activity described in Section 1.7(i) as it relates to the secondary mortgage market, the Board, upon the request of Employee for a waiver, shall determine in good faith whether Employee’s engaging in the proposed activity would prejudice the interests of the Corporation and shall not unreasonably withhold its consent to such request for a waiver if it determines that the proposed activity would not prejudice the interests of the Corporation.

     (b) The need to protect the Corporation against Employee’s competition, as well as the nature and scope of such protection, has been carefully considered by the parties hereto in light of the uniqueness of Employee’s talent and his importance to the Corporation. Accordingly, Employee agrees that, in addition to any other relief to which the Corporation may be entitled, the Corporation shall be entitled to seek and obtain injunctive relief (without the requirement of a bond) from a court of competent jurisdiction for the purpose of restraining Employee from any actual or threatened breach of the covenant contained in Section 6.1(a).

     (c) If for any reason a final decision of any court determines that the restrictions under this Section 6.1 are not reasonable or that the consideration therefore is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration, scope and geographic area identified in this Section 6.1 as will render such restrictions valid and enforceable.

     Section 6.2. Payment of Certain Expenses. As promptly as permitted by law the Corporation shall pay or advance to Employee all legal fees and expenses that Employee may reasonably incur as a result of any contest or arbitration requested by the Corporation, Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement (including any contest initiated by Employee concerning the amount of any payment due pursuant to this Agreement), plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended, on any payment of legal fees and expenses that is delayed by more than 10 days following delivery by Employee to the Corporation of a proper request for payment. If as to any such contest or arbitration Employee does not prevail, and only in such case, within 10 days following written demand from the Corporation Employee shall repay any advance made by the Corporation pursuant to the immediately preceding sentence with respect to such contest or arbitration, with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended, from the date of the Corporation’s payment.

     Section 6.3. Assignment by Employee. Except as otherwise expressly provided herein or in the Corporation’s benefit plans, the obligations, rights and benefits of Employee hereunder are personal to him, and no such obligation, right or benefit shall be subject to voluntary or involuntary alienation, assignment, delegation or transfer.

     Section 6.4. No Funding Required. Nothing in this Agreement shall be construed as requiring the Corporation to establish a trust or otherwise to fund any payments to be made under this Agreement, but the Corporation in its discretion may establish such nonqualified trusts or other arrangements as it determines to be appropriate to assist it in meeting its obligations under this Agreement.

     Section 6.5. Disclosure of Information to the Corporation. In the event Section 5.3 becomes applicable, Employee or, in the event of Employee’s incapacity or death, his personal representative shall make available to the Corporation on a confidential basis such records, documents and other information reasonably necessary to enable the Corporation to verify the amount of income available to offset the payments otherwise due Employee.

     Section 6.6. Nondisclosure of Confidential Information. Employee acknowledges that he is bound by the terms of an Agreement on Ideas, Inventions and Confidential Information dated March 16, 2001. Nothing in this Agreement shall be construed as limiting Employee’s obligations under the aforesaid Agreement on Ideas, Inventions and Confidential Information or any successor thereto, which shall be treated for all purposes also as obligations of Employee under this Agreement. This Agreement in no way limits the ability of Employee to provide information covered by this Agreement to a government entity in order to assist the government entity in the fulfillment of its duties.

     Section 6.7. Waiver. The failure of either party hereto to insist upon strict compliance by the other party with any term, covenant or condition of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment or failure to insist upon strict compliance of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     Section 6.8. Notice. Any notice required or desired to be given pursuant to this Agreement shall be sufficient if transmitted in writing by hand delivery or sent by prepaid courier or by registered or certified mail, postage prepaid, (i) if notice is to the Corporation, to the Corporation’s address hereinafter set forth, or (ii) if notice is to Employee, to Employee’s address in the metropolitan District of Columbia area contained in the records of the Corporation, or, in either such case, to such other address of a party as such party may designate in writing and transmit to the other party in such manner. Any such notice shall be deemed given, if transmitted by hand delivery, one business day after deposit with a prepaid courier service or, if sent by registered or certified mail, three business days after deposit in the United States mail.

     Section 6.9. Applicable Law. This Agreement shall be governed by the laws of the District of Columbia without regard to any otherwise applicable conflict of laws principles.

     Section 6.10. Taxes. The Corporation shall deduct from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such amounts.

     Section 6.11. Benefit. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon Employee, his spouse, heirs, executors and administrators. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Corporation, and such successor shall be deemed the “Corporation” for purposes of this Agreement.

     Section 6.12. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties relating to the terms of Employee’s employment by the Corporation and, except as otherwise provided in Section 6.15, supersedes all prior written or oral agreements between them, other than the Agreement on Ideas, Inventions and Confidential Information dated March 16, 2001 and an Indemnification Agreement between the Corporation and Employee. This Agreement cannot be amended, modified or supplemented in any respect except by an agreement in writing signed by both parties hereto.

     Section 6.13. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration in the District of Columbia in accordance with the laws of the District of Columbia. The arbitration shall be conducted in accordance with the applicable rules of the American Arbitration Association. The costs and expenses of the arbitrator(s) shall be borne by the Corporation. Except as otherwise provided in Section 6.2, each party shall pay his or its own legal costs and other expenses (other than the costs and expenses of the arbitrator(s)) relating to an arbitration. The award of the arbitrator(s) shall be binding upon the parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

     Section 6.14. Severability. Except as otherwise provided in Section 6.15, it is the intent and understanding of each party hereto that, if any term, restriction, covenant or promise herein is found to be invalid or otherwise unenforceable, then such term, restriction, covenant or promise shall not thereby be invalid or unenforceable but shall be deemed modified to the extent necessary to make it enforceable and, if it cannot be so modified, shall be deemed amended to delete therefrom such provision or portion found to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such finding is made.

     Section 6.15. Regulatory Approval.

     The parties hereto acknowledge and agree that pursuant to Section 309(d) of the Federal National Mortgage Association Charter Act, as amended by the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 (as so amended, the “Act”), 12 U.S.C. 1723a(d), no provision of this Agreement relating to Employee’s benefits upon termination of employment shall be effective unless and until such provision has been reviewed and approved by the Director (the “Director”) of the Office of Federal Housing Enterprise Oversight (“OFHEO”). If, following OFHEO’s review and approval of such provisions, any benefit plans of the Corporation affecting final termination benefits under this Agreement are altered, such alteration will require OFHEO’s review and approval at the time of termination of the Employee’s employment with the Corporation and prior to the payment of any such benefits. Upon determining that Employee’s Employment is terminating or has terminated, the Corporation shall timely seek OFHEO’s review and approval of any alteration referred to in the immediately preceding sentence.

     The parties therefore agree as follows:

     (a) The Corporation shall promptly hereafter submit this Agreement to the Director for his review and approval of those terms hereof relating to benefits upon termination of employment and shall seek diligently to obtain such approval;

     (b) This Agreement shall take effect as of the Effective Date if the Director’s approval of terms hereof relating to benefits upon termination of employment is given by January 1, 2005.